Filed pursuant to Rule 433

dated May 6, 2015

Relating to

Preliminary Pricing Supplement dated May 6, 2015 to

Prospectus Supplement dated May 6, 2015 and

Prospectus dated November 18, 2014

Registration Statement No. 333-200353

Pricing Term Sheet for 4.05% Secured Medium-Term Notes, Series K, due May 1, 2045

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: May 6, 2015

Original Issue Date/Settlement Date: May 12, 2015, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $250,000,000

Price to Public: 99.502% of Principal Amount, plus accrued interest, if any, from May 12, 2015 if settlement occurs after that date

Interest Rate: 4.05% per annum

Interest Payment Dates: May 1 and November 1, commencing November 1, 2015

Redemption: As specified in Preliminary Pricing Supplement dated May 6, 2015. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.20%).

Maturity Date: May 1, 2045

CUSIP: 74456QBM7

Joint Book-Running Managers:

J.P. Morgan Securities LLC ($37,500,000)

Mitsubishi UFJ Securities (USA), Inc. ($37,500,000)

Mizuho Securities USA Inc. ($37,500,000)

BNP Paribas Securities Corp. ($30,625,000)

BNY Mellon Capital Markets, LLC ($30,625,000)

Scotia Capital (USA) Inc. ($30,625,000)

Co-Managers:

CIBC World Markets Corp. ($13,125,000)

CastleOak Securities, L.P. ($6,250,000)

TD Securities (USA) LLC ($13,125,000)

U.S. Bancorp Investments, Inc. ($13,125,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848 or Mizuho Securities USA Inc. toll free at 1-866-271-7403.